           As filed with the Securities and Exchange Commission on May 16, 2001
                                        Registration Statement No. 333-________
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ----------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                            ----------------------

                               BRITESMILE, INC.
            (Exact name of registrant as specified in its charter)

                            ----------------------

              UTAH                                      87-0410364
  (State or other jurisdiction             (I.R.S. Employer Identification No.)
of incorporation or organization)


                             490 North Wiget Lane
                            Walnut Creek, CA  94598
                                (925) 941-6260
                       (Address, including zip code, and
                    telephone number, including area code,
                           of registrant's principal
                              executive offices)
                            ----------------------

                                PETER HAUSBACK
                            CHIEF FINANCIAL OFFICER
                               BriteSmile, Inc.
                             490 North Wiget Lane
                            Walnut Creek, CA  94598
                                (925) 941-6260
                    (Name, address, including zip code, and
                    telephone number, including area code,
                             of agent for service)

                                   COPY TO:
                            JEFFREY M. JONES, ESQ.
                              WAYNE D. SWAN, ESQ.
                         DURHAM JONES & PINEGAR, P.C.
                          BROADWAY CENTRE, SUITE 900
                               111 EAST BROADWAY
                          SALT LAKE CITY, UTAH 84111
                                (801) 415-3000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________.

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
===============================================================================
                                        Proposed     Proposed
                                        Maximum      Maximum
Title of Class      Amount              Offering     Aggregate        Registra-
of Securities       To be               Price        Offering         tion
to be Registered    Registered          Per Share    Price            Fee
-------------------------------------------------------------------------------

Common Stock,       5,371,428 shares    $9.52(1)     $51,135,995(1)   $12,784
$0.001 par value
per share

Common Stock,       537,143 shares(2)   $9.52(3)     $ 5,113,601(3)   $ 1,278
$0.001 par value
per share

Totals              5,908,571 shares    $             56,249,596    $14,062

-------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low sale price of the common stock on the Nasdaq National Market on May 9, 2001.

(2) Shares issuable upon exercise of warrants issued to placement agent at exercise price of $5.25 per share in connection with private placement of $28,200,000 of restricted common stock.

(3)  Calculated pursuant to Rule 457(g).

     Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares of such Common Stock as may become issuable as dividends or to prevent dilution resulting from stock splits, stock dividends or similar transactions.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) OF THE ACT, MAY DETERMINE.
===============================================================================

Prospectus                                                Subject to Completion


The information in this prospectus is not complete, and it may change. This prospectus is included in a registration statement that BriteSmile filed with the Securities and Exchange Commission. The selling shareholders cannot sell these securities until that registration statement becomes effective. This prospectus is not an offer to sell these securities or the solicitation of an offer to buy these securities in any state where an offer to sell or the solicitation of an offer to buy is not permitted.


                               [BRITESMILE LOGO]

                               BriteSmile, Inc.

                               5,908,571 Shares
                    Common Stock, par value $.001 per share

     The shareholders of BriteSmile, Inc. identified under the caption "SELLING SHAREHOLDERS" on page 11 of this prospectus are offering and selling up to 5,908,571 shares of BriteSmile's common stock (the "Shares") under this prospectus. The Shares being offered include: (i) 5,371,428 shares of restricted common stock issued in connection with a private placement of common stock closed on April 30, 2001 (the "Shares"), and (ii) 537,143 shares (the "Warrant Shares") that may be issued upon the exercise of Common Stock purchase warrants (the "Warrants") that were issued to the placement agent in connection with such private placement. See "SELLING SHAREHOLDERS."

     Even though the Shares and Warrant Shares may be offered for resale under this prospectus, the Selling Shareholders are not obligated to sell all or any of them. The Selling Shareholders will receive all of the proceeds from the sale of the Shares and the Warrant Shares and we will receive none of those proceeds. We will, however, receive proceeds from the exercise of the Warrants.

     INVESTING IN BRITESMILE'S COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY REVIEW THE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF THINGS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

     BriteSmile's Common Stock is quoted on the Nasdaq National Market and trades under the symbol "BSML". The closing sale price for the Common Stock on May 9, 2001 on the Nasdaq National Market was $9.34 per share.

                             --------------------


     The Securities and Exchange Commission and State Securities Regulators have not approved or disapproved the Shares, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                 May 16, 2001

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.


                               Table of Contents

  Table of Contents........................................................  2
  Summary..................................................................  2
  Risk Factors.............................................................  4
  Where you can find more information......................................  9
  Incorporation of Certain Documents by Reference.......................... 10
  Explanation About Forward-Looking Information............................ 10
  Use of Proceeds.......................................................... 11
  Selling Shareholders..................................................... 11
  Plan of Distribution..................................................... 13
  Legal matters............................................................ 14
  SEC Position on Indemnification.......................................... 14

                             ---------------------


                                    Summary

     This summary highlights selected information and does not contain all of the information that is important to you. We urge you to read the entire prospectus carefully and any information incorporated in the prospectus before you decide whether to buy our common stock. You should pay special attention to the risks of investing in our common stock discussed under "Risk Factors."


BriteSmile

     BriteSmile, Inc., a Utah corporation (the "Company" or "BriteSmile"), and its affiliates develop, produce, sell and lease advanced teeth whitening products, services and technology. BriteSmile's operations include the development of technologically advanced teeth whitening processes that are distributed in professional salon-like settings known as BriteSmile Professional Teeth Whitening Centers ("Centers"), and in existing dental offices known as BriteSmile Professional Teeth Whitening Associated Centers ("Associated Centers").

     BriteSmile offers consumers a new, simple and safe way to return teeth to their optimal natural whiteness in just one visit to a BriteSmile Center or BriteSmile Associated Center. The BriteSmile teeth whitening system utilizes a combination of its proprietary gas plasma light technology and wavelength specific gel. The power level is well below that used in other bleaching systems, resulting in greater comfort to consumers without sacrificing the speed of the whitening process. BriteSmile's unique fiberoptic delivery arm permits blue-green light to reach all 16 front teeth simultaneously, whitening the teeth by activating the wavelength specific gel, which is applied to the teeth during three consecutive twenty-minute sessions. Including the time necessary for initial customer evaluation and consultation, prep work and clean up, the customer can complete an entire teeth whitening visit in approximately 90 minutes. The result is immediate superior teeth whitening - a clinically proven average of 8-9 shades whiter - and a patient satisfaction rate of over 98%.

     BriteSmile developed its light-activated teeth whitening ("LATW") technology in the fiscal year ended March 31, 1999 ("Fiscal 1999"), and in February 1999 began placement of its BS2000 LATW System (the "BS2000") in both Centers and Associated Centers. Currently, the BS2000 is used exclusively in Centers to perform the LATW procedure. In November 1999, BriteSmile introduced its BS3000 LATW keycard system (the "BS3000") into Associated Centers. The BS3000, a compact and mobile version of the BS2000, can be installed more quickly and provides the flexibility and mobility required in dental offices. The BS3000 incorporates a keycard system, which enables the dentists to pay for their use of the machine on a per procedure basis. The Company is continuing its research and development efforts to improve its current LATW systems in order to maintain and strengthen its competitive advantage.

     Centers are located in major metropolitan areas nationwide. Centers offer customers a salon-like environment dedicated solely to the business of teeth whitening and are staffed by licensed dentists and trained dental assistants. Alternatively, consumers can visit an Associated Center, where a local dentist supervises the BriteSmile procedure in his or her dental office.

     As of March 1, 2001, BriteSmile had 14 Centers operating in the following locations: Beverly Hills, Irvine, Walnut Creek, Palo Alto and La Jolla, CA; Chicago, IL; Phoenix, AZ; Boca Raton, FL; Honolulu, HI; Atlanta, GA; Houston, TX; Denver, CO; Boston, MA; and New York, NY. The Centers serve as the anchor in 12 major U.S. markets, with the geographically contiguous Associated Centers providing consumers with multiple location options. This "cluster" of Associated Centers surrounding a BriteSmile Center allows the Company to have maximum impact in a market, while at the same time leveraging marketing and advertising dollars, and optimizing consumer exposure to the BriteSmile brand.

     As of March 1, 2001, BriteSmile has contracted with dentists to operate approximately 1,800 Associated Centers, of which 1,383 are in operation throughout the United States and around the world in countries including Argentina, Belgium, France, Italy, Japan, the Netherlands, Singapore and Switzerland. BriteSmile plans to open additional Associated Centers in the United States and in select foreign locations in the future.

     The Company also sells BriteSmile brand post-whitening maintenance products, including toothpaste and electric toothbrushes, to consumers in Centers, Associated Centers, and on its e-Commerce Internet site. The Company is currently developing other BriteSmile brand post-whitening products, including mouthwash, toothbrushes, chewing gum, travel kits and breath mints.

     The Company estimates, based upon a study conducted by Dental Products Report, that approximately $1.3 billion was spent in the United States during 2000 for professionally prescribed bleaching products and services, up from approximately $150 million spent in 1990, as estimated by the American Dental Association. In addition, the consumer market for retail whitening toothpaste is substantial, with an estimated $380 million spent in the United States in 1998, an increase of 185% from 1995. The Company believes that the concept of teeth whitening is becoming increasingly accepted in developed nations around the world. Accordingly, the Company believes that the market for the Company's services includes consumers in the United States and abroad that are inclined to whiten their teeth and have sufficient disposable income to pay the suggested retail price of five hundred dollars for the LATW process.

     BriteSmile's services are marketed primarily via consumer advertising. The Company uses radio, newsprint, magazines, the Internet and television to market its LATW procedure. On October 20, 2000 the Company began airing 30-minute infomercials regarding its products and services in all Center markets. The Company tailors its marketing and advertising programs to each of its respective markets. All forms of Company advertising include a toll free telephone number, which routes incoming calls to BriteSmile's Call Center where the LATW procedure is further described, and a consultation appointment can be scheduled. The Company has retained the services of various advertising agencies to produce and place its advertising, and to evaluate its effectiveness. The Company has also retained a nationally recognized public relations firm to assist in the implementation of its public relations strategy, which consists principally of building public awareness and establishing brand recognition in areas where Centers and Associated Centers are located.

     Our principal executive office is located at 490 North Wiget Lane, Walnut Creek, CA 94598. Our telephone number at that office is (925) 941-6260).


This Offering

     On April 30, 2001, BriteSmile closed a private placement of the Shares to thirty-three accredited investors, none of whom had previously been affiliated with the Company. In connection with the private placement, the investors purchased a total of 5,371,428 shares of restricted common stock (the "Shares") for $5.25 per share, or a total of $28,200,000, which was received by the Company at closing on April 30, 2001. In connection with the private placement, the Company paid a fee to the placement agent of $1,410,000, and also issued to the placement agent warrants (the "Warrants") to purchase a total of 537,143 shares of Common Stock (the "Warrant Shares") for a per share exercise price of $5.25.

     Pursuant to registration rights granted to the private placement investors and the placement agent, the Company agreed to register with the Securities and Exchange Commission (the "Commission"), within 20 days from the initial closing date of April 30, 2001, the Shares and Warrant Shares for resale under the Securities Act of 1933, as amended.

     Copies of the form of Subscription Agreement for the private placement, together with the form of the Warrant, are included as exhibits to the Company's Quarterly Report on Form 10-Q filed with the Commission on May 1, 2001.


                                  Risk Factors

     An investment in our common stock involves risk. You should carefully consider the risks described below in addition to the other information presented in this prospectus or incorporated by reference into this prospectus before deciding to invest in our common stock. The risks and uncertainties described below are not the only ones facing BriteSmile. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected.


     We have a limited operating history upon which to evaluate our likelihood of success.

     We have only manufactured and distributed our BS2000 since November 1998 and our BS3000 since November 1999. We opened our first BriteSmile Center in Walnut Creek, California in February 1999, and BriteSmile Associated Centers began performing teeth whitening procedures in April 1999. Therefore, we have a limited relevant operating history upon which to evaluate the likelihood of our success. Investors must evaluate the likelihood of our success in light of the risks, expenses and difficulties frequently encountered in the operation and expansion of a new business and the development and marketing of new products. We cannot be certain that our business strategy will be successful or that we will successfully address these risks and difficulties. Our failure to address any of these risks or difficulties could have a material adverse effect on our business.


     We have a history of losses and accumulated deficit and this trend of losses may continue in the future.

     For the Transition Period ended December 30, 2000 we had a net loss of approximately $44,000,000 and for the full fiscal year ended April 1, 2000 we had a net loss of approximately $23,500,000. As of December 30, 2000, our accumulated deficit was approximately $89,300,000. Our ability to reach and sustain profitability will depend, in part, upon the successful marketing of our existing services and products and the successful and timely introduction of new services and products. We anticipate that net losses will continue for the foreseeable future. We can give no assurances that we will achieve profitability or, if achieved, that we will sustain profitability.

     Our success will depend on acceptance of our LATW process and post-whitening maintenance products.

     We derive substantially all of our revenues from our LATW procedures, a relatively new teeth whitening concept for consumers. We have also begun to market BriteSmile brand toothpaste, electric toothbrushes and post-whitening procedure touchup kits through our Centers and Associated Centers. We expect to add other oral care accessories under the BriteSmile brand name to our line of retail products, including mouthwash, toothbrushes, chewing gum, travel kits and breath mints. Our success will depend in large part on our ability to successfully encourage consumers, dentists and dental office employees to switch from traditional and less expensive bleaching tray whitening methods to our LATW system, and on our ability to successfully market our line of post-whitening maintenance products. There can be no assurance that consumers will accept our procedure or products. Typically, medical and dental insurance policies do not cover teeth whitening procedures, including the Company's LATW procedure, or whitening maintenance products, which may have an adverse impact upon the market acceptance of our products and services.


     Our success will depend on our ability to update our technology to remain competitive.

     The dental device and supply industry is subject to rapid technological change. As technological changes occur in the marketplace, we may have to modify our products in order to become or remain competitive or to ensure that our products do not become obsolete. While we are continuing our research and development efforts to improve our current LATW systems in order to strengthen our competitive advantage, we cannot assure that we will successfully implement design or technological improvements to our LATW systems on a timely basis, or at all. If we fail to anticipate or respond in a cost-effective and timely manner to government requirements, market trends or customer demands, or if there are any significant delays in product development or introduction, our revenues and profit margins may decline which could adversely affect our cash flows, liquidity and operating results.


     We may have problems financing our future growth.

     Our growth strategy includes investment in and expansion of Centers and Associated Centers throughout the United States and internationally, increasing awareness of the BriteSmile brand and developing and marketing our brand name retail products. To finance our prior growth we have sold debt and equity securities; however, additional funds are needed in the future for continued expansion. We cannot assure that additional financing will be available or that, if available, it will be on terms favorable to us or our shareholders. If needed funds are not available, we may be required to close existing Centers, and/or limit or forego the establishment of new Centers or Associated Centers and the development of new products, or limit the scope of our current operations, which could have a material adverse effect on our business, operating results and financial condition. We may be required to take other actions that may reduce the value of our Common Stock, including borrowing money on terms that are not favorable to us. Raising the needed funds through the sale of additional shares of our Common Stock or securities convertible into shares of Common Stock may result in dilution to current stockholders.


     We may not be able to effectively compete with our competition.

     The market for teeth whitening products and services is highly competitive. Competition in the market for teeth whitening products and services may intensify in the future. Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with our products and services. In addition, many of our current and potential competitors have greater financial, technical, operational and marketing resources. Teeth whitening products and services offered by our competitors include traditional and often less expensive bleaching tray methods and other forms of heat or light activated curing methods. We may not be able to compete successfully against these competitors in developing, marketing and distributing our services and products, which could result in the loss of customers and could have a material adverse effect on our business. Competitive pressures may also force prices for teeth whitening services down and such price reductions may adversely affect our potential future revenue.

     We are susceptible to product liability suits and if a lawsuit is brought against us it could result in us having to pay large legal expenses and/or judgments.

     Although no lawsuits have been filed against the Company relating to our products or services, because of the nature of the dental device industry, there can be no assurance that we will not be subject to such claims in the future. Our products come into contact with vulnerable areas of the human body, such as the mouth, tongue, teeth and gums, and, therefore, the sale and support of dental products makes us susceptible to the risk of claims for injuries. A successful product liability claim or claim arising as a result of use of our products or services brought against us, or the negative publicity brought up by such claim, could have a material adverse effect on our business. We maintain product liability insurance with coverage limits of $5,000,000 per occurrence and $5,000,000 per year. Although we believe that we maintain adequate insurance coverage that is reasonable and customary for our business, we cannot assure that the amount of insurance will be adequate to satisfy claims made against us in the future, or that we will be able to obtain insurance in the future at satisfactory rates or in adequate amounts.


     Future growth may place strains on our managerial, operational and financial resources and we may be unable to recruit and retain qualified personnel.

     If we grow as expected, a significant strain on our managerial, operational and financial resources may occur. Further, as the number of our Centers, Associated Centers, customers, advertisers and other business partners grows, we will be required to manage multiple relationships with various Associated Center dentists, customers, strategic partners and other third parties. Future growth or increase in the number of our strategic relationships may strain our managerial, operational and financial resources, thereby inhibiting our ability to achieve the rapid execution necessary to successfully implement our business plan. In addition, our future success will also depend on our ability to expand our sales and marketing organization and our support organization commensurate with the growth of our business.


     We may experience shortages of the supplies we need because we do not have long-term agreements with suppliers.

     Our success depends to a significant degree on our ability to provide our affiliated dentists with our LATW systems, and a sufficient supply of teeth whitening gels and maintenance products. Since our BS2000 was first used commercially, we have relied upon manufacturing and supply agreements with multiple suppliers and a single manufacturer of our LATW systems, Boyd Industries in Tampa Florida. Effective April, 2001, the Company's LATW systems will be manufactured by Peak Industries, Frederick, Colorado, pursuant to a new agreement between the Company and Peak. Excimer Vision Leasing L.P. ("EVL") will finance the Company's purchase of the LATW systems, and will then lease the LATW systems to the Company pursuant to a $15,000,000 Lease Line Agreement the Company has with EVL. We anticipate that there may be a two to three week delay in April 2001 between the date of final shipments of LATW devices produced by our current manufacturer, and shipments of LATW devices manufactured by Peak. Any such delays could delay receipt of revenues from Associated Centers that receive systems from the new manufacturer. We have no long-term purchase contracts or other contractual assurance of continued supply, pricing or access to new products. While we believe that we have good relationships with our suppliers and our manufacturer, if we are unable to extend or secure manufacturing services or to obtain component parts or finished products from one or more key vendors on a timely basis and on acceptable commercial terms, our results of operations could be seriously harmed.


     We need to successfully manage our growth in order for the addition of any new BriteSmile Centers and Associated Centers to be profitable.

     Although we have grown significantly in the past two years in terms of numbers of Centers and Associated Centers opened and in operation, we may not be able to achieve profitable operations at the Centers. We currently have 14 Centers in operation. We have no current plans to open additional Centers. Successful introduction of any new Centers is subject to, among other things, securing suitable sites on satisfactory terms, hiring, training and retaining qualified dentists, support staff and other personnel, having adequate capital resources and successfully integrating new Centers into existing operations. It is possible that any new Centers, if opened, will not achieve sales levels comparable to existing Centers. Our future growth depends primarily upon expansion of the number of our Associated Centers. We cannot assure that we will be successful in expanding the number of Associated Centers, or that such Associated Centers will achieve sales levels satisfactory to us.


     A large volume of resales of our common stock that has been issued privately or on the exercise of warrants may result in downward pressure or increased volatility in the trading price of our common stock.

     Because we have registered for resale the shares of Common Stock issued upon the conversion in December 2000 of $19,200,000 principal amount of Notes originally issued in June and August 2000, and registered for resale the shares of Common Stock issuable upon the exercise of the warrants granted in June and August 2000 in connection with the sale of the Notes, and the Shares and Warrant Shares covered by this prospectus the holders thereof who are not in positions of control or management with the Company may sell without regard to any volume restrictions, including the volume restrictions set forth in Rule 144 promulgated under the Securities Act. As a result, resales by the holders of that stock could lead to an excess supply of shares of our Common Stock in the market, which could, in turn, result in downward pressure or increased volatility in the trading price of our Common Stock.


     BriteSmile does not intend to pay dividends.

     BriteSmile does not anticipate paying any cash dividends on its Common Stock to its shareholders for the foreseeable future. BriteSmile intends to retain future earnings, if any, for use in the operation and expansion of its business. In addition, it is possible that any debt financing agreements entered into by BriteSmile in the future may contain restrictions on BriteSmile's ability to declare dividends.


     We cannot guarantee that the patents we have applied for will be granted, or that even if granted, they will not be infringed by competitors.

     The Company has filed a number of patent applications related to the LATW system which are currently pending, including patent applications related to the composition of the Company's whitening gel, methods of whitening teeth with light tissue isolation barriers, the Company's business method and the Company's unique system of delivery of light to all teeth simultaneously through the Company's gas-plasma light activating device. In January 2001, patents were issued to the Company related to a method for light-activated tooth whitening, and a design for a device that provides light to teeth for whitening procedures. In addition, we have ongoing research and development efforts to improve and expand our current technology, and to develop new teeth whitening compositions and light devices. Although we intend to continue to apply for patents as advised by patent counsel, there can be no assurance that such patents will be issued or that, when they are issued, they will not be infringed upon by third parties or that they will cover all aspects of the product or system to which they relate.


     The rights we rely upon to protect our intellectual property underlying our products and services may not be adequate, which could enable third parties to use our technology and would reduce our ability to compete in the market.

     In addition to patents, we rely on a combination of trade secrets, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. These measures may not be adequate to safeguard the technology underlying our products and services. If they do not protect our rights, third parties could use our technology, and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in the development of our products and services may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries. For a variety of reasons, we may decide not to file for additional patent, copyright or trademark protection outside of the United States or in foreign jurisdictions. We also realize that our trade secrets may become known through other means not currently foreseen by us. Notwithstanding our efforts to protect our intellectual property, our competitors may independently develop similar or alternative technologies or products that are equal or superior to our technology and products without infringing on any of our intellectual property rights or design around our proprietary technologies.


     Our products or services could infringe on the intellectual property rights of others, which may cause us to engage in costly litigation and, if we are not successful, could also cause us to pay substantial damages and prohibit us from selling our products or services.

     Third parties may assert infringement or other intellectual property claims against us. We may have to pay substantial damages, including treble damages, for past infringement if it is ultimately determined that our products or services infringe a third party's proprietary rights. Further, we may be prohibited from selling our products before we obtain a license, which, if available at all, may require us to pay substantial royalties. Even if these claims are without merit, defending a lawsuit takes significant time, may be expensive and may divert management's attention from other business concerns. Notwithstanding the foregoing, we are not aware of any infringement or other intellectual property claims asserted or threatened against us by others.


     We are subject to government regulation regarding the corporate practice of dentistry.

     Our corporate structure, operation of Centers and contractual relationships with the licensed dentists at our Centers are subject to government regulation and may be reviewed by applicable state agencies governing the practice of dentistry (such as a Board of Dental Examiners). We believe that our present and contemplated operation of Centers is and will be in compliance in all material respects with applicable federal, state and local laws and regulations, and that favorable review of our corporate structure would be obtained from any state agency which chooses to review our operational structure. However, we cannot assure that such favorable review would be obtained in all instances. If we are unable to obtain favorable review, we may be subject to penalties. Further, if we are unable to comply with the applicable laws and regulations in any state, we may be limited in those states to offering our LATW procedure through Associated Centers. We continue to cooperate with state regulatory agencies to respond to any requests for information about our business structure and to obtain any necessary governmental approvals. We cannot assure that future enactments, amendments or interpretations of government regulations will not be more stringent, and will not require structural, organizational or operational modifications to our existing or future contractual relationships with the licensed dentists at our Centers who provide our services.


     We may become subject to government regulation regarding our teeth whitening services and products.

     The light used in the LATW systems is categorized as a Class I Medical Device as defined by the Food and Drug Administration ("FDA"). As long as the light is used specifically to perform cosmetic dental procedures (teeth whitening), it is not subject to pre-market notification requirements, although we are subject to FDA requirements regarding handling of complaints and other general FDA record keeping standards. There can be no assurance that some or all of the existing government regulations will not change significantly or adversely in the future, or that we will not become subject to compliance with additional and stricter government regulations which could, in the future, affect our potential future revenue.


     Ownership of our Common Stock is concentrated in a limited number of shareholders.

     Current directors and executive officers of the Company, or their affiliates, own and control approximately 67% of our Company and, therefore, have ultimate authority to make all major decisions affecting our business, including the identity and make-up of our Board of Directors, and any other matters requiring approval of the shareholders of the Company.

     Our efforts to build strong brand identity and customer loyalty may not be successful.

     We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting customers, dentists and other strategic partners. In order to attract and retain these groups, and respond to competitive pressures, we intend to continue substantial spending to create and maintain brand loyalty. We believe that advertising rates, and the cost of advertising campaigns in particular, could increase substantially in the future. If our branding efforts are not successful, our results of operations could be adversely affected.

     Promotion and enhancement of the BriteSmile brand will also depend on our success in consistently providing a high-quality customer experience for our teeth whitening services and satisfaction with our products. If customers do not perceive our service and product offerings to be of high quality, or if we introduce new services and products that are not favorably received by these groups, the value of the BriteSmile brand could be harmed. Any brand impairment or dilution could decrease the attractiveness of BriteSmile to one or more of these groups which could harm our reputation, reduce our net revenue and cause us to lose customers.


     Failures in our information technology systems or the systems of third parties could adversely affect our business and result in a loss of customers.

     Our Company's web site or our Internet-based Scheduler system may experience slow response times, decreased capacity to accommodate a large number of customers or a temporary disruption in service for a variety of reasons. Additionally, power outages and delays in such service may interrupt or prevent us from immediately coordinating with the schedules of Centers and Associated Centers, and may interrupt or prevent customers from arranging for our services or from ordering our products through our e-Commerce Internet site. Any of these potential problems could have an adverse effect on business.

     Computer hardware and software components to our Scheduler system are located at our headquarters. In addition, a back-up file server and tape back-ups of the Scheduler database reside both at our headquarters and off-site. Delays in scheduling teeth whitening procedures would result if we were required to use our backup computer hardware and software systems. Nevertheless, natural disasters such as floods, fires, and power outages, telecommunications failures, physical or electronic break-ins or vandalism, viruses and other similar events could damage our hardware and software systems, lead to a loss of data, cause substantial disruption in our business operations, and have a material adverse effect on our business.


                      Where you can find more information

     We file annual, quarterly and periodic reports, proxy statements and other information with the United States Securities and Exchange Commission. You may inspect these documents without charge at the principal office of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048, and the Chicago Regional Office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and you may obtain copies of these documents from the SEC's Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the SEC's web site is http://www.sec.gov.

     We have filed a registration statement on Form S-3 with the Commission relating to the offering by the selling shareholders of the Shares and Warrant Shares pursuant to this prospectus. The registration statement contains information not found in this prospectus. For further information, you should refer to the registration statement, which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.


                Incorporation of Certain Documents by Reference

     We have filed the following documents with the Commission, each of which is incorporated into and made a part of this prospectus:

     . Our Annual Report on Form 10-K for the transition period ended December 31, 2000; and

     .    Our Quarterly Report on Form 10-Q for the quarter ended March 31,
          2001.

     All of the documents we have filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering made hereby are incorporated by reference into this prospectus from the date we file the documents with the Commission. Any statement contained in this prospectus or in a document incorporated in this prospectus by reference shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which is incorporated by reference into this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

     Upon request, we will provide a copy of any or all of the documents incorporated by reference in this prospectus, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered. You should direct written or telephone requests for such copies to our principal office: BriteSmile, Inc., 490 North Wiget Lane, Walnut Creek, CA 94598,
Attention: Chief Financial Officer (telephone: (925) 941-6260).


                 Explanation About Forward-Looking Information

    This prospectus, including information contained in documents that are incorporated by reference in this prospectus, contains "forward-looking statements," as that term is defined by federal securities laws, that relate to the financial condition, results of operations, plans, objectives, future performance and business of BriteSmile. These statements are frequently preceded by, followed by or include the words "believes," "expects," "anticipates," "estimates" or similar expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including, among other things:

 .    Anticipated trends in our business, including consumer acceptance of and willingness to pay for teeth whitening services;

 .    Adequacy of our management and infrastructure to manage growth in sales and locations;

 .    Deployment of additional centers at new locations and increasing sales at existing locations;

 .    Securing capital for future acquisitions and growth; and

 .    Adaptation to changes in the regulatory environment.

     In addition to these risks, in the section of the prospectus entitled "Risk Factors" we have summarized a number of the risks and uncertainties that could affect the actual outcome of the forward-looking statements included in this prospectus. We advise you not to place undue reliance on such forward-looking statements in light of the material risks and uncertainties to which they are subject. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                                Use of Proceeds

     The shares of common stock being offered are solely for the accounts of the selling shareholders. BriteSmile will not receive any proceeds from the sale of the common stock. However, to the extent selling shareholders exercise stock purchase warrants, BriteSmile may receive proceeds from the exercise of Warrants.


                             Selling Shareholders

     The table below lists the selling shareholders and other information regarding the actual or potential beneficial ownership of our common stock by each of the selling shareholders as of May 11, 2001. Of the 5,908,571 shares of common stock offered by the selling shareholders, 537,143 shares are issuable upon the exercise of warrants issued to the private placement agent.

     The second column of the table sets forth the number of shares beneficially held by each selling shareholder on May 11, 2001, including the number of shares that would have been held by the placement agent on May 11, 2001 upon conversion of all of the Warrants.

     The information provided in the table below has been obtained from the selling shareholders.

                                         Shares Owned by                                            Percentage of
                                         or Issuable to                                                Shares
                                       Selling Shareholder                      Shares Owned        Beneficially
                                        Prior to Offering    Shares Offered   Beneficially After   Owned After the
   Name of Selling Shareholders               (1)                Hereby         this Offering        Offering (2)
-----------------------------------    -------------------   --------------   ------------------   ---------------
Erinch R. Ozada, IRA Rollover......          100,000             100,000             0                   0

Eric Erdinch Ozada.................            7,000               7,000             0                   0

Eric E. Ozada Irrev. Trust.........            5,000               5,000             0                   0

Joyce E. Heinzerling...............            3,750               3,750             0                   0

Pharos Fund Limited................          325,850             325,850             0                   0

Lighthouse Partners (USA) LP.......           80,250              80,250             0                   0

Lighthouse Investment Fund.........           29,580              29,580             0                   0

Mary Kathryn Norman................           19,000              19,000             0                   0

H. Kenneth Jackier.................            1,000               1,000             0                   0

Ascend Partners, LP................           67,103              54,286           12,817                *

Ascend Partners Sapient, LP........           12,744              10,667            2,077                *

Ascend Offshore Fund...............          207,848             173,142           34,706                *

Bonanza Partners, Ltd..............           68,047              19,047           49,000                *

Federal Partners, L.P..............          900,000             900,000             0                   0

Gryphon Master Fund, L.P...........          223,809             223,809             0                   0

                                         Shares Owned by                                            Percentage of
                                          or Issuable to                                               Shares
                                       Selling Shareholder                      Shares Owned        Beneficially
                                        Prior to Offering    Shares Offered   Beneficially After   Owned After the
   Name of Selling Shareholders               (1)                Hereby         this Offering         Offering
-----------------------------------    -------------------   --------------   ------------------   ---------------
North Olmsted Partners, LP.........          223,800             223,800             -                   -

Narragansett I, LP.................           34,000              34,000             -                   -

Narragansett Offshore, Ltd.........           66,000              66,000             -                   -

Firstar Bank N.A. fbo The
Perkins Opportunity Fund...........          130,000             130,000             -                   -

Piper Jaffray Healthcare
Fund III, L.P......................          380,953             380,953             -                   -

Rainbow Trading Corporation........           95,238              95,238             -                   -

RS Diversified Growth..............          402,700             350,500           52,200                *

RS Microcap Growth.................          165,829              65,829          100,000                *

The Paisley Pacific Fund...........          129,200             120,500            8,700                *

The Paisley Fund, L.P..............           38,000              34,600            3,400                *

White Rock Capital Partners, L.P...          149,356             142,856            6,500                *

Thomas U. Barton...................            9,524               9,524             -                   -

Joseph U. Barton...................            9,524               9,524             -                   -

Tex Rock, Ltd......................           28,572              28,572             -                   -

Scott R. Griffith SEP IRA (2)......          276,385             276,385             -                   -

Jesse B. Shelmire IV (3)...........          276,385             276,385             -                   -

Richard F. Dahlson.................            9,524               9,524             -                   -

SMALLCAP World Fund, Inc...........          962,000             962,000             -                   -

American Funds Insurance Series-
Global Small Capitalization Fund...          180,000             180,000             -                   -

Putnam Variable Trust-Putnam VT
Small Cap Value Fund...............           79,300              79,300             -                   -

Putnam Investment Funds-Putnam
Small Cap Value Fund...............          301,652             301,652             -                   -

Andrew W. May (3)..................          188,048             179,048            9,000                *
                                                               ---------

                                                               5,908,571

---------------

*    Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or convertible securities held by that person that are currently convertible or exercisable or convertible or exercisable within 60 days of the date hereof are deemed outstanding

     Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, the shareholders named in the table have sole voting and investment power with respect to the shares set forth opposite each shareholder's name.

(2) Includes 179,047 Warrant Shares issuable upon exercise of Warrants to purchase common stock.

(3) Includes 179,048 Warrant Shares issuable upon exercise of Warrants to purchase common stock.


     We are registering the shares for resale by the selling shareholders in accordance with registration rights we have granted to the selling shareholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel and the selling shareholders' counsel in connection with this offering, but the selling shareholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares. In addition, we have agreed to indemnify the selling shareholders, and certain affiliated parties against certain liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act"), in connection with this offering. The selling shareholders have agreed to indemnify us and our directors and officers, as well as any person that controls us, against certain liabilities, including certain liabilities under the Securities Act. The position of the SEC is that indemnification of our directors or officers, or persons that control us for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.


                              Plan of Distribution

     The selling shareholders (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) may sell shares from time to time in public transactions, on or off the Nasdaq National Market, or private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to, one or any combination of the following types of transactions:

     .    ordinary brokers' transactions;

     . transactions involving cross or block trades or otherwise on the Nasdaq National Market;

     . purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

     . "at the market" to or through market makers or into an existing market for the common stock;

     . in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     . through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

     .    in privately negotiated transactions; or

     .    to cover short sales.

     In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. The selling shareholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling shareholders also may sell shares short and deliver the shares to close out such short positions. The selling shareholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling shareholders also may pledge the shares to a broker-dealer or financial institution, and upon a default, the broker-dealer or financial institution may effect sales of the pledged shares pursuant to this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders in amounts to be negotiated in connection with the sale. The selling shareholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation.

     Information as to whether underwriters who the selling shareholders may select, or any other broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters that the selling shareholders may select or by any broker-dealer acting as principal or agent for the selling shareholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent any such information exists or is required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

     We have advised the selling shareholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.


                                 Legal matters

     The validity of the Shares offered hereby will be passed upon for BriteSmile by Durham Jones & Pinegar, P.C., Broadway Centre, Suite 900, 111 East Broadway, Salt Lake City, Utah 84144.


                        SEC Position on Indemnification

     Sections 16-10a-901 et. seq. of the Utah Business Corporation Act (the "Utah Act"), together with Article 5 of the Bylaws of the Company, provide for indemnification of the Company's directors, officers, employees, fiduciaries or agents, subject to the Company's determination in each instance that indemnification is in accordance with the standards set forth in the Utah Act and in the Bylaws. The Company may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the Company against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the Company would have power to indemnify him or her against the same liability under the provisions of the Bylaws.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                               Table of Contents


Table of Contents...........................................................  2

Summary.....................................................................  2

Risk Factors................................................................. 4

Where you can find more information.........................................  9

Incorporation of Certain Documents by Reference............................. 10

Explanation About Forward-Looking Information............................... 10

Use of Proceeds............................................................. 11

Selling Shareholders........................................................ 11

Plan of Distribution........................................................ 13

Legal matters............................................................... 14

SEC Position on Indemnification............................................. 14


Dealer Prospectus Delivery Obligation. All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




                               BriteSmile, Inc.

                                   5,908,571
                                    SHARES

                                 COMMON STOCK


                             --------------------

                                  PROSPECTUS

                             --------------------


                                 May 14, 2001

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Company. All amounts shown are estimates except the Securities and Exchange Commission registration fee.


Filing Fee - Securities and Exchange Commission   $   14,062
Legal fees and expenses of the Company                45,000
Accounting fees and expenses                          15,000
Blue Sky fees and expenses                            10,000
Printing expenses                                        500
Miscellaneous expenses                                 5,000
                                                  ----------
Total Expenses                                    $   89,562
                                                  ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Sections 16-10a-901 et. seq. of the Utah Business Corporation Act (the "Utah Act"), together with Article 5 of the Bylaws of the Company, provide for indemnification of the Company's directors, officers, employees, fiduciaries or agents, subject to the Company's determination in each instance that indemnification is in accordance with the standards set forth in the Utah Act and in the Bylaws. The Company may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the Company against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the Company would have power to indemnify him or her against the same liability under the provisions of the Bylaws.


ITEM 16.  LIST OF EXHIBITS.

5     Opinion of Durham Jones & Pinegar, P.C.

23.1 Consent of Durham Jones & Pinegar, P.C., included in Exhibit 5 filed herewith.

23.2  Consent of Ernst & Young LLP

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d)
of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, State of California, on this 16th day of May, 2001.



                                    BriteSmile, Inc.

                                    By:  /s/ John Reed
                                         -------------
                                         John Reed
                                         Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                                             Date
---------                       -----                                             ----
                                Chairman of the Board of Directors
----------------------------
Anthony M. Pilaro

/s/ John L. Reed                Chief Executive Officer                        May 10, 2001
----------------------------    and Director (Principal Executive Officer)
John L. Reed

/s/ Peter Hausback              Chief Financial Officer                        May 10, 2001
----------------------------    (Principal Accounting Officer)
Peter Hausback

/s/ Linda S. Oubre              Director                                       May 10, 2001
----------------------------
Linda S. Oubre

/s/ R. Eric Montgomery          Director                                       May 11, 2001
----------------------------
R. Eric Montgomery

/s/ Gerald Poch                 Director                                       May 15, 2001
----------------------------
Gerald Poch

/s/ Dr. Gasper Lazzara, Jr.     Director                                       May 10, 2001
----------------------------
Dr. Gasper Lazzara, Jr.

/s/ Brad Peters                 Director                                       May 10, 2001
----------------------------
Brad Peters

/s/ Harry Thompson              Director                                       May 10, 2001
----------------------------
Harry Thompson

                                Director
----------------------------
Peter Schechter

                                Director
----------------------------
Dennis F. Hightower

                                 EXHIBIT INDEX


5     Opinion of Durham Jones & Pinegar, P.C.

23.1 Consent of Durham Jones & Pinegar, P.C., included in Exhibit 5 filed herewith.

23.2  Consent of Ernst & Young LLP